State of Delaware
Secretary of State
Division of Corporations
Delivered 01:30 PM 06/05/2014
FILED 01:28 PM 06/05/2014
SRV 140800882 - 5546104 FILE

STATE *of* DELAWARE
CERTIFICATE *of* INCORPORATION
A STOCK CORPORATION

- **First:** The name of this Corporation is Balance Labs, Inc.

- **Second:** Its registered office in the State of Delaware is to be located at 3411 Silverside Road Rodney Building #104 Street, in the City of Wilmington County of New Castle Zip Code 19810. The registered agent in charge thereof is Corporate Creations Network Inc.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

- **Fourth:** The amount of the total stock of this corporation is authorized to issue is 500,000,000 voting shares (number of authorized shares) with a par value of .0001 per share and 50,000,000 preferred shares with a par value of .0001.
- **Fifth:** The name and mailing address of the incorporator are as follows:
  Name Corporate Creations International, Inc.
  Mailing Address 11380 Prosperity Farms Rd. #221E
  Palm Beach Gardens Florida Zip Code 33410
- **I, The Undersigned,** for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 5th day of June, A.D. 2014.

BY: ______________________
(Incorporator)

Corporate Creations International Inc. - Incorporator
NAME: By: Angela Martin, Special Secretary
(type or print)